Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) effective as of January 1, 2012 (the “Effective Date”), by and between Global GP LLC, a Delaware limited liability company (the “Company”), and Eric S. Slifka (the “Executive”).

WHEREAS, the Company employs the Executive as the President and Chief Executive Officer of the Company and the Executive also serves as the President and Chief Executive Officer of Global Partners LP, a Delaware limited partnership (the “Partnership”) of which the Company is the general partner; and

WHEREAS, the Company and the Executive mutually desire to agree upon the terms of the Executive’s continued employment by the Company, and to agree as to certain benefits of such employment.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the sufficiency of which the Company and the Executive each acknowledges, the Company and the Executive hereby agree as follows:

1.                                       Employment and Term of Employment.  Subject to the terms of this Agreement, the employment term hereunder will commence on the Effective Date and continue through December 31, 2014; provided that, commencing on January 1, 2015 (the “Renewal Date”), the term of the Executive’s employment by the Company shall be automatically renewed so as to terminate on the date that is thirty-six (36) months from such Renewal Date, unless the Company or the Executive provides the other with prior written notice of its or his desire not to renew delivered in accordance with Section 20 (“Notice”) at least ninety (90) days in advance of the Renewal Date; and further provided, that any such renewal term shall include a replacement Exhibit B (Long-Term Performance-Based Cash Incentive Plan and Payout Grid) proposed by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) and acceptable to the Executive.  The Company and the Executive agree to begin discussions concerning the renewal of this Agreement in January 2014 with the objective of reaching a final agreement by the end of June 2014. Notwithstanding the foregoing, either the Company or the Executive may terminate the Executive’s employment with the Company at any time, subject to the terms and conditions of Section 7 hereof.  The employment period as described herein is referred to herein as the “Term.”

2.                                       Position and Duties.  During the Term, the Company shall employ the Executive as the President and Chief Executive Officer of the Company and he also shall serve as the President and Chief Executive Officer of the Partnership, or in such other positions as the parties mutually agree.  The Executive shall have such powers and duties and responsibilities as are customary to such position and as are assigned to the Executive by the Board of Directors of the Company (the “Board”) in connection with the Executive’s general management and supervision of the operations of the Company and of the Partnership, reporting only to the Board.  The Executive’s employment shall also be subject to the policies maintained and established by the Company that are of general applicability to the Company’s employees, as such policies may be amended from time to time.

3.                                       Other Interests. During the Term, the Executive shall devote his full time, attention, energies and business efforts during normal business hours to his duties and responsibilities as the President and Chief Executive Officer of the Company and of the Partnership.  During the Term, except as otherwise restricted by the non-competition covenants set forth in Annex I attached hereto and incorporated herein by reference, the parties recognize and agree that the Executive may engage in other business activities that do not conflict with the business and affairs of the Company or of the Partnership or interfere with the Executive’s performance of his duties and responsibilities hereunder.  Additionally, the non-competition covenants set forth in Annex I shall apply to the Executive upon separation of service from the Company and shall continue until the first anniversary of the Date of Termination (as defined in Section 7(h) hereof).  The Executive, for himself and his Affiliates, hereby agrees and acknowledges that the non-competition restrictions and covenants set forth in Annex I are fair and reasonable provisions for the protection of the Company’s and the Partnership Group’s legitimate business interests including, without limitation, the Company’s and the Partnership Group’s confidential information, trade secrets, goodwill and the business contacts which the Executive will establish and develop in the course of performing his duties under this Agreement.  As such, the Executive further acknowledges and agrees that the non-competition restrictions and covenants set forth in Annex I constitute material consideration to the Company for the Executive’s continued employment with the Company.

4.                                       Duty of Loyalty.

(a) The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty to act in the best interests of the Company and of the Partnership. In keeping with such duty, the Executive shall, during the Term, make full disclosure to the Company of all business opportunities pertaining to the business of the Company or of the Partnership or any of its subsidiaries and, during the Term, shall not appropriate for the Executive’s own benefit business opportunities concerning the business of the Company, the Partnership or any of its subsidiaries, except as otherwise permitted by the non-competition covenants set forth in Annex I or as consented to in writing by the Board of Directors of the Company.

(b) The Company shall indemnify the Executive to the extent permitted by the Company’s limited liability agreement, as amended from time to time, and by applicable law, against all costs, charges and expenses, including without limitation, attorney’s fees, incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of being an officer, director or employee of the Company or of the Partnership. In connection with the foregoing, the Executive will be covered under any liability insurance policy that protects the other officers of the Company.

5.                                       Place of Performance.  Subject to such business travel from time to time as may be reasonably required in the discharge of his duties and responsibilities as the President and Chief Executive Officer of the Company and while serving as the President and Chief Executive Officer of the Partnership, the Executive shall perform his obligations hereunder in, or within forty (40) miles of, Waltham, Massachusetts.

6.                                       Compensation.

(a)                                  Base Salary.  During the Term, the Executive shall be entitled to an annual base salary of $800,000, subject to increase as of each January 1 if so determined by the Compensation Committee.  The Executive’s base salary, as from time to time increased in accordance with this Section 6(a), is hereafter referred to as “Base Salary.” The Base Salary shall be paid in equal installments pursuant to the Company’s customary payroll policies and procedures in force at the time of payment, but in no event less frequently than monthly.

(b)                                 Bonus.  From time to time during the Term, the Executive may be eligible to receive a cash bonus (a “Bonus”) in an amount to be determined at the discretion of the Compensation Committee.

(c)                                  Incentive Compensation.  The Executive shall participate in the annual short-term incentive compensation plan set forth in attached Exhibit A (the “Short-Term Incentive Plan”), and shall participate in the long-term incentive compensation plans set forth in attached Exhibits B (the “Long-Term Performance-Based Cash Incentive Plan”) and C (the “Long-Term Equity-Based Incentive Plan”), and as determined by the Compensation Committee may be eligible to participate in any other incentive plans in which management employees may participate.

(d)                                 Reimbursements.  During the Term, the Company shall pay or reimburse the Executive for all reasonable expenses incurred by the Executive on business trips, and for all other business and entertainment expenses reasonably incurred or paid by him during the Term in the performance of his services under this Agreement, in accordance with past practice and with the Company’s expense reimbursement policy as in effect from time to time, upon presentation of expense statements or vouchers or such other supporting documentation as the Company may reasonably require.

(e)                                  Fringe Benefits.  During the Term, the Executive shall be entitled to participate in the Company’s health insurance, 401(k) and other benefit plans in accordance with Company policies and on the same general basis as other executives of the Company.  During the Term, and consistent with past practice, the Company also will provide the Executive those additional fringe benefits as have been disclosed as Other Compensation in the Summary Compensation Table included in the Form 10-K filed with the SEC by Global Partners LP for the year ended December 31, 2010. Additionally, the Executive shall be eligible to receive such other benefits as may be approved by the Compensation Committee.

(f)                                    Vacation.  During the Term, the Executive shall be eligible for 25 days of paid vacation each calendar year with any unused vacation days to be subject to the Company’s standard vacation policy with respect to the carryover or payment for any such unused vacation days.

7.                                       Separation from Service.

(a)                                  In General.  If the Executive’s employment is terminated for any reason, he (or his estate) shall be paid on the Date of Termination (i) all amounts of Base Salary due and owing up through the Date of Termination, (ii) any earned but unpaid Bonus, (iii) all reimbursements of expenses appropriately and timely submitted, and (iv) any and all other amounts that may be due to him as of the Date of Termination (the “Accrued Obligations”). Additionally, the Executive shall be entitled to retain the following items currently supplied to him by the Company: (i) personal computer, laptop computer and iPad; (ii) cellular telephone(s), including the then current telephone numbers for such telephones; and (iii) Blackberry device. The Company will also maintain the Executive’s e-mail account and provide the Executive with access to, and control over, the e-mail account for a period of no less than six months following termination of employment. Promptly following the Date of Termination, the Executive shall return to the Company all confidential and proprietary information of the Company in his possession.

(b)                                 Termination Due to the Death or Disability of Executive.  The Executive’s employment hereunder shall be terminated automatically upon the death or Disability of the Executive.  The Company shall pay or distribute to the Executive (or his estate) upon his termination under this Section 7(b) on the Date of Termination or as soon as reasonably practical (but no more than ten days) thereafter:

(i)                                     the Accrued Obligations, plus

(ii)                                  a lump sum payment of an amount equal to his Base Salary (determined as of the Date of Termination) multiplied by 200%, plus

(iii)                               an amount equal to the target incentive amount under the then applicable Short-Term Incentive Plan as set forth on attached Exhibit A for the fiscal year including the Date of Termination, multiplied by 200%, plus

(iv)                              the Executive’s interests in the Company’s long-term incentive plans, including, but not limited to, (a) the pro-rated cash incentive amount, if any, earned under the Long-Term Performance-Based Cash Incentive Plan described on attached Exhibit B, as determined by the Compensation Committee, and (b) the amounts of cash and/or securities due as a result of the automatic vesting of the Executive’s interests in the Long-Term Equity-Based Incentive Plans described on attached Exhibit C and the related grant agreements, to the extent accelerated vesting is not prohibited under the vesting provisions of the then awarded and unvested grants, plus

(v)                                 the Company will continue the monthly payment of all group health, dental, life, disability, vision and similar insurance premiums on behalf of the Executive and his spouse and dependents, if any, for 24 months following the Date of Termination.

(c) Termination by the Company Without Cause or by the Executive for Reasons Constituting Constructive Termination.  The Executive’s employment hereunder may be terminated by the Company without Cause or by the Executive for reasons constituting Constructive Termination.  The Company shall pay or distribute to the Executive (or his estate)

upon his termination under this Section 7(c) on the Date of Termination or as soon as reasonably practical (but no more than ten days) thereafter:

(i)                                     the Accrued Obligations, plus

(ii)                                  a lump sum payment of an amount equal to his Base Salary determined as of the Date of Termination multiplied by 200% (provided, however, that this multiplier shall be 300% if the Executive terminates his employment for reasons constituting Constructive Termination and such termination occurs within 12 months following a Change in Control) plus

(iii)                               an amount equal to the target incentive amount under the then applicable Short-Term Incentive Plan as set forth on attached Exhibit A for the fiscal year including the Date of Termination, multiplied by 200% (provided, however, that this multiplier shall be 300% if the Executive terminates his employment for reasons constituting Constructive Termination and such termination occurs within 12 months following a Change in Control) plus

(iv)                              the Executive’s interests in the Company’s long-term incentive plans, including, but not limited to, (a) the pro-rated cash incentive amount, if any, earned under the Long-Term Performance-Based Cash Incentive Plan described on attached Exhibit B, as determined by the Compensation Committee, and (b) the amounts of cash and/or securities due as a result of the automatic vesting of the Executive’s interests in the Long-Term Equity-Based Incentive Plans described on attached Exhibit C and the related grant agreements, to the extent accelerated vesting is not prohibited under the vesting provisions of the then awarded and unvested grants, plus

(v)                                 the Company will continue the monthly payment of all group health, dental, life, disability, vision and similar insurance premiums on behalf of the Executive and his spouse and dependents, if any, for 24 months following the Date of Termination.

If the Executive terminates his employment for reasons of Constructive Termination, but such termination does not occur within 12 months following a Change of Control, and Executive secures employment within twelve months of the Date of Termination, Executive shall repay to the Company one-half of the cash received from the Company pursuant to Sections 7(c)(ii) and (iii).

(d)                                 Termination by the Company for Cause.  The Company’s Board of Directors may terminate the Executive’s employment hereunder for Cause, in which case on the Date of Termination, the Executive will receive payment of the Accrued Obligations.  Notwithstanding any provision herein to the contrary, prior to a termination for Cause, the following shall apply:  (i) the Company will provide notice to the Executive setting forth its intention to terminate the Executive for Cause, describing in detail the nature of the circumstances that support such determination, and the date and time established for a hearing before the Board, which hearing shall be not less than fifteen (15) business days from the date of such notice, (ii) the Executive will have the right to be heard by the Board, and the Executive shall be entitled to representation by counsel at such hearing, provided, however, that such counsel shall be subject to limitations on direct interaction with the Board members during such hearing as such limitations are established by the Board and provided to the Executive with the notice of the hearing, and (iii) following such hearing, the Board may authorize a termination of the Executive’s employment for Cause only with a 75% majority vote of the full Board. If the Executive retains counsel for the hearing with the Board, and the Board does not terminate Executive for Cause within five business days following the hearing, the Company shall promptly reimburse the Executive for any legal fees and expenses incurred by him in connection with such a hearing.

(e)                                  Nonrenewal of the Agreement.  If the Agreement is not renewed by the Company at the end of the applicable term, and the Executive does not continue to serve as the Company’s President and Chief Executive Officer following the expiration of this Agreement pursuant to a different employment agreement with the Company, the Company shall pay the Executive upon the expiration of the Agreement, or as soon as reasonably practical (but no more than ten days) thereafter, any Accrued Obligations plus a lump sum payment equal to 100% of the Executive’s then Base Salary.

(f)                                    Definitions.

(i)                                     For the purposes of this Agreement, “Cause” shall mean the Executive (A) has engaged in gross negligence or willful misconduct in the performance of his duties, (B) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or any of its subsidiaries (including the unauthorized disclosure of any material secret, confidential and/or proprietary information, knowledge or data of the Company or any of its subsidiaries); (C) has been convicted of a crime involving fraud or moral turpitude or any felony or (D) has breached any material provision of this Agreement or any of the restrictions and covenants set forth in Annex I hereto other than as a result of the Executive’s inability to perform his obligations hereunder solely due to his poor physical or mental health.  The Executive must be provided a written notice from the Company, giving him at least 30 days to affect a cure of any claimed occurrence under (A), (B) or (D) above that is capable of being cured, prior to the delivery of any notice described under Section 7(d)(i) hereof.

(ii)                                  “Change in Control” shall occur upon: (A) the date that any one person, entity or group (other than Alfred Slifka, Richard Slifka or the Executive, or their respective family members or entities they control, individually or in the aggregate, directly or indirectly (collectively referred to hereinafter as the “Slifkas”)) acquires ownership of the membership interests of the Company that, together with the membership interests of the Company already held by such person, entity or group, constitutes more than 50% of the total voting power of the membership interests of the Company; provided, however, if any one person, entity or group is considered to control more than 50% of the total voting power of the membership interests of the Company, the acquisition of additional membership interests by the same person, entity or group shall not be deemed to be a Change in Control; (B) a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders immediately after such transaction or series of related transactions of at least 50% of the voting power of the entity surviving such transaction or series of related transactions; or (C) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to a person other than the Slifkas or any of them. In all respects, the definition of “Change in Control” shall be interpreted to comply with Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986 (the “Code”) and any successor statute, and/or guidance thereunder, and the provisions of Treasury Regulation Section 1.409A and any successor regulation and guidance thereto; provided, however, an interpretation in compliance with Section 409A of the Code shall not expand the definition of Change in Control in any way or cause an acquisition by the Slifkas to result in a Change in Control.

(iii)                               “Constructive Termination” means termination of this Agreement by the Executive as a result of any (A) substantial diminution, without the Executive’s written consent, in the Executive’s working conditions consisting of (1) a material reduction in the Executive’s duties and responsibilities, (2) any change in the reporting structure so that the Executive no longer reports solely to the Board, or (3) a relocation of the Executive’s place of work further than forty (40) miles from Waltham, Massachusetts, or (B) a material breach of this Agreement by the Company.  To be able to terminate his employment with the Company for Constructive Termination, the Executive must provide notice to the Company of the existence of any of the conditions set forth in the immediately preceding sentence within 90 days of his becoming aware of the initial existence of such condition(s), and the Company must fail to remedy such condition(s) within 30 days of such notice.  In no event shall the Date of Termination in connection with a Constructive Termination occur any later than one year following the notice of the existence of the condition(s) constituting a Constructive Termination hereunder.

(iv)                              “Disability” shall mean a physical or mental condition which (A) renders the Executive, with or without reasonable accommodation, unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, results in the Executive receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(g)                                 Notice of Termination.  Any termination or non-renewal (except due to the death of Executive) by the Company or the Executive shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (i) shall state the effective date of such termination, (ii) shall indicate the specific termination provision in this Agreement relied upon and (iii) shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  Any such notice shall be provided in accordance with the requirements of Section 20 hereof. Any notice of Constructive Termination by the Executive shall be given by the Executive within 90 days of his becoming aware of the existence of the condition upon which the Constructive Termination is based.

(h)                                 Date of Termination.  The “Date of Termination” shall mean (i) the date of death, if the Executive’s employment is terminated because of death, (ii) the date the Executive is determined to have a Disability, if the Executive’s termination is based on his Disability, and (iii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which date shall be in accordance with the timing rules set out in (d) or (g) of this Section 7, as applicable. With respect to any compensation payable under this Agreement that is subject to Section 409A of the Code, references to the Executive’s Date of Termination or termination of employment (and variations thereof) shall be deemed to refer only to the Executive’s “separation from service” within the meaning of Section 1.409A-1(h) of the U.S. Treasury Regulations, applying the default terms thereof.

(i)                                     Delayed Payments. Notwithstanding any other provision with respect to the timing of payments under this Section 7, if, at the time of the Executive’s termination, the Executive is deemed to be a “specified employee”  (within the meaning of Section 409A of the Code, and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under Section 7 as a result of his “separation from service” (within the meaning of Section 409A of the Code, and any successor statute, regulation and guidance thereto) which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the termination of the Executive’s employment, at which time the Executive shall be paid an aggregate amount equal to six months of payments otherwise due to the Executive under the terms of this Section 7, as applicable, plus (to the extent not prohibited by Section 409A of the Code) interest on such amounts at the then applicable prime rate of interest as established from time to time by Bank of America Corporation or its successor.  After the first business day of the seventh month following the termination of the Executive’s employment and continuing each month thereafter, the Executive shall be paid the regular payments otherwise due to the Executive in accordance with the terms of this Section 7, as applicable.

(j)                                     Nonsolicitation of Employees.  The Executive agrees that for a period of one year following his Date of Termination he will not solicit or induce any employee of the Company or of the Partnership or any of its subsidiaries to terminate his/her employment with, or otherwise curtail, lessen or alter his/her relationship with, the Company or the Partnership or its subsidiaries.

(k)           Nondisparagement.  Each of the Company and the Executive agree not to make any disparaging comments or remarks, orally or in writing, about the other party following the termination or expiration of this Agreement.

8.             Section 409A.  The parties hereto intend that this Agreement comply with the requirements of Section 409A of the Code and the regulatory guidance thereunder.  If any provision provided herein may result in the imposition of an additional tax or penalty under the provisions of Section 409A of the Code, the Executive and the Company agree to amend any such provision to avoid imposition of any such additional tax, to the extent possible, in the manner that the Executive and the Company mutually agree is appropriate to comply with Section 409A of the Code; provided that, to the extent possible, any such amendment shall minimize any decrease in the payments or benefits to the Executive contemplated herein.

9.             Confidential Information; Unauthorized Disclosure.

(a)           During the Term and for the period ending two years following the Date of Termination, the Executive shall not, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Company, the Partnership or its subsidiaries or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as the President and Chief Executive Officer of the Company including serving as the President and Chief Executive Officer of the Partnership, any secret, confidential and/or proprietary information, knowledge or data obtained by him while in the employ of the Company or any of its affiliates with respect to the Company, the Partnership or any of its subsidiaries and their respective businesses, the disclosure of which he knows or should know will be damaging to the Company, the Partnership or any of its subsidiaries; provided however, that such information, knowledge or data shall not include (i) any information, knowledge or data known generally to the public (other than as a result of unauthorized disclosure by the Executive) or (ii) any information, knowledge or data which the Executive may be required to disclose by any applicable law, order, or judicial or administrative proceeding.

(b)           The Executive acknowledges that money damages would not be sufficient remedy for any breach of this Section 9 by the Executive, and the Company shall be entitled to enforce the provisions of this Section 9 by seeking specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Section 9 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive and his agents.

10.           Payment Obligations Absolute.  Except as specifically provided in this Agreement, the Company’s obligation to pay the Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its affiliates) may have against him or anyone else.  All amounts payable by the Company shall be paid without notice or demand.  The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and except as provided in Section 7(c) above, the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

11.           Successors.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns and any such successor or permitted assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall be limited to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires control of the Company or to which the Company assigns this Agreement by operation of law or otherwise in connection with any sale of all or substantially all of the assets of the Company, provided that any successor or permitted assignee promptly assumes in a writing delivered to the Executive this Agreement and, in no event, shall any such succession or assignment release the Company from its obligations hereunder. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to all or substantially all of its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.           Assignment.  The Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution, or delegate his duties or obligations hereunder.

13.           Governing Law.  The provisions of this Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to principles of conflict of laws.

14.           Entire Agreement.  The Company and the Executive intend that this Agreement shall supersede the December 31, 2008 Agreement and that this Agreement together with the attached Annex I and Exhibits A, B and C constitute the entire agreement of the parties with regard to the subject matter hereof, and contain all of the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter.  Without limiting the scope of the preceding sentence, as of the Effective Date, all understandings and agreements preceding the Effective Date and relating to the subject matter hereof are hereby null and void and of no further force and effect, including, without limitation all prior employment and severance agreements, if any, by and between the Company and the Executive; provided that, nothing contained in the foregoing shall be deemed to supersede or make invalid any prior agreements between the Executive and the Company concerning long-term incentive plan awards and any agreement by and between the Executive and the Company, the Partnership or any affiliated entity or member of the Partnership in his capacity as an interest holder, including without limitation the Omnibus Agreement.

15.           Modification.  Any modification of this Agreement will be effective only if it is in writing and signed by the parties hereto.

16.           No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17.           Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

19.           Withholding of Taxes and Other Employee Deductions.  The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

20.           Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, or by a nationally recognized overnight delivery service or mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the parties at their addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith except that notices of change of address shall be effective only upon receipt.

If to the Company:

Global GP LLC
P.O. Box 9161
800 South St.
Waltham, Massachusetts 02454-9161
Attention: General Counsel and the Chairman of the Board

with a copy to:

Alan P. Baden
Vinson & Elkins L.L.P.
666 Fifth Avenue
25th Floor
New York, New York 10103

If to the Executive:

At the Executive’s last known home address listed in the Company’s personnel records from time to time with a copy to:

Michael A. Hickey

K & L Gates LLP
One Lincoln Street
Boston, Massachusetts 02111

21.           Headings.  The section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GLOBAL GP LLC

By:	/s/ Thomas J. Hollister
Name: Thomas J. Hollister
Title: Chief Operating Officer and Chief Financial Officer

ERIC S. SLIFKA

/s/ Eric Slifka

ANNEX I

Non-Competition Provisions

1.             Definitions.           The following terms shall have the meanings respectively set forth below in this Annex I:

(a)   “Affiliate” is defined in the Partnership Agreement.

(b)   “Assets” means all assets conveyed, contributed or otherwise Transferred by the Sponsors and Affiliates thereof to the Partnership Group at any time, including any such assets held by a Person whose ownership interests were Transferred by the Sponsors and Affiliates thereof to the Partnership Group by means of operation of law or otherwise.

(c)   “Conflicts Committee” is defined in the Partnership Agreement.

(d)   “Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of October 4, 2005, among Global Petroleum Corp., a Massachusetts corporation, Montello Oil Corporation, a New Jersey corporation, Chelsea Terminal Limited Partnership, a Massachusetts limited partnership, Sandwich Terminal, LLC, a Massachusetts limited liability company, the Company, Global Partners LP, a Delaware limited partnership (the “Partnership”), Global Operating LLC, a Delaware limited liability company, and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

(e)   “Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 9, 2009.

(f)    “Partnership Group” means the Partnership and its direct and indirect Subsidiaries, treated as a single consolidated entity.

(g)   “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

(h)   “Retained Assets” means the assets and investments owned by the Sponsors and any of their Affiliates that were not conveyed, contributed or otherwise Transferred to the Partnership Group pursuant to the Contribution Agreement and other documents relating to the transactions referred to in the Contribution Agreement, and not otherwise subsequently Transferred to the Partnership Group, including, without limitation, the replacements and natural extensions thereof.

(i)    “Sponsors” means Alfred Slifka, Richard Slifka or the Executive, or their respective family members.

(j)    “Sponsor Persons” means the Sponsors and any Person controlled thereby individually or in the aggregate, directly or indirectly, other than the Company, the Partnership and its direct and indirect Subsidiaries.

(k)   “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

(l)    “Transfer” including the correlative terms “Transferring” or “Transferred” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law) of the Assets, any assets, property or rights.

Capitalized terms that are used and not defined in this Annex I shall have the meanings respectively ascribed to them in the Employment Agreement dated as of January 1, 2012 by and between the Company and the Executive to which this Annex I is attached.

2.             Restricted Investments and Businesses.  During the Term and the one-year period following the Date of Termination, except as expressly permitted by Section 3 below, the Executive and his Affiliates other than the Company, the Partnership and its direct and indirect Subsidiaries, shall be prohibited from engaging in or acquiring or investing in any of the following businesses:

(a)           wholesale and/or retail marketing, sale, distribution and transportation (other than transportation by truck) of refined petroleum products, crude oil, natural gas, ethanol, propane and/or biofuels;

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(b)           storage of refined petroleum products, crude oil, natural gas, ethanol, propane, biofuels and/or asphalt or asphalt products in connection with any of the activities described in 2(a) above; and

(c)           such other businesses in which the Partnership or its subsidiaries are engaged at any time during the Term or, to the knowledge of the Executive, the Partnership or any of its Subsidiaries has commenced efforts to become engaged.

3.             Exceptions to Restricted Investments and Businesses.  Notwithstanding any provision of Section 2 to the contrary, the Executive and his Affiliates may engage in the following activities under the following circumstances:

(a)           the ownership and/or operation of (i) any of the Retained Assets, and (ii) any other ownership interests held by the Sponsors and/or their Affiliates as of the date of execution of this Agreement (the “Pre-Existing Holdings”);

(b)           the ownership, individually or collectively, of not more than Five Hundred Thousand Dollars ($500,000) of ownership interests of a publicly traded entity that competes with the Partnership Group, so long as none of the Slifkas serves on the board of directors of such entity; provided, however, that Pre-Existing Holdings held by the Executive and his Affiliates may exceed the ownership threshold set forth in this Section 3(b), and

(c)           the acquisition of or the investment in any asset or business that competes with any business of the Partnership (each such asset or business, a “Competing Asset or Business”); provided the Partnership has been offered the opportunity to acquire such Competing Asset or Business in accordance with the provisions of Section 4 below and the Partnership (with the concurrence of the Conflicts Committee) has elected not to purchase such Competing Asset or Business.

4.             Procedures.  In the event that the Executive and/or his Affiliates become aware of an opportunity to acquire or invest in a Competing Asset or Business, then as soon as practicable, the Executive and/or his Affiliates shall notify the Company of such opportunity and deliver to the Company all information prepared by or on behalf of the Executive and/or his Affiliates relating to such potential transaction.  As soon as practicable but in any event within 30 days after receipt of such notification and information, the Company, on behalf of the Partnership, shall notify the Executive and/or his Affiliates that either (a) the Company, on behalf of the Partnership, has elected, with the concurrence of the Conflicts Committee, not to cause a member of the Partnership Group to pursue the opportunity to acquire or invest in the Competing Asset or Business, or (b) the Company, on behalf of the Partnership, has elected (with the concurrence of the Conflicts Committee) to cause a member of the Partnership Group to pursue the opportunity to acquire or invest in the Competing Asset or Business.  If, at any time, the Company abandons such opportunity with the approval of the Conflicts Committee (as evidenced in writing by the Company following the request of the Executive), the Executive and/or his Affiliates may pursue such opportunity.  Any Competing Asset or Business that is permitted to be acquired or invested in by the Executive and/or his Affiliates must be so acquired

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or invested in (A) within 12 months of the later to occur of (i) the date that the Executive and/or his Affiliates become able to pursue such opportunity in accordance with the provisions of this Section 4, and (ii) the date upon which all required governmental approvals to consummate such acquisition or investment have been obtained, and (B) on terms not materially more favorable to the Executive and/or his Affiliates than were offered to the Partnership.  If either of these conditions is not satisfied, the opportunity must be reoffered to the Partnership in accordance with this Section 4.

5.             The Executive for himself and his Affiliates agrees and acknowledges that the Partnership Group does not have an adequate remedy at law for the breach by the Executive and/or his Affiliates of the covenants and agreements set forth in this Annex I, and that any material breach by the Executive and/or his Affiliates of the covenants and agreements set forth in this Annex I would result in irreparable injury to the Partnership Group.  The Executive for himself and his Affiliates further agrees and acknowledges that any member of the Partnership Group may, in addition to the other remedies which may be available to the Partnership Group, file a suit in equity to enjoin the Executive and/or his Affiliates from such breach and, in the event of a material breach or threatened breach by the Executive and/or his Affiliates of the covenants and agreements set forth in this Annex I, the Executive, for himself and his Affiliates, agrees to waive any requirement for security or the posting of any bond as a condition to such relief.

6.             If any court determines that any provision of this Annex I is invalid or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full effect without regard to the invalid provision. If any court construes any provision of this Annex I, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted.

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EXHIBIT A

Short-Term Annual Cash Incentive Plan

The Executive shall participate in an annual short-term cash incentive plan with any cash incentive amounts earned for a fiscal year to be determined based upon the achievement of financial metrics established by the Company’s Compensation Committee (the “financial metrics”).  The annual “award target” cash incentive amount shall be 100% of the Executive’s Base Salary, and the annual maximum cash incentive amount that may be awarded shall be 200% of the Executive’s Base Salary.  The Company’s Compensation Committee may also establish threshold financial metrics required to be met for any cash incentive amount to be awarded, and a formula for the amount of the cash incentive that will be awarded relative to the amount by which the financial metrics threshold are or are not met or exceeded.  The targets, metrics (including any thresholds) and formula will be established by the Company’s Compensation Committee in the first calendar quarter of each fiscal year, with the award to be paid within 2 ½ months of the end of that fiscal year; provided, however, that if the Partnership has not completed its audited consolidated financial statements within 2 ½ months of the end of that fiscal year, the award shall be paid within 5 business days following completion of the Partnership’s audited consolidated financial statements for such fiscal year but in no event later than September 30 of the year following the end of the applicable fiscal year; and further provided, that any such payment shall be made in a manner that is either exempt from, or in compliance with, Section 409A of the Internal Revenue Code of 1986 (the “Code”) and any successor statute, and/or guidance thereunder, and the provisions of Treasury Regulation Section 1.409A and any successor regulation and guidance thereto (collectively, “Section 409A”).

Notwithstanding the foregoing, any portion of an award that is earned in excess of 125% of the annual award target for a calendar year may be deferred by the Compensation Committee and paid at a later date; provided, that the short-term annual cash incentive plan approved by the Compensation Committee for such year includes provisions that (i) permit such a deferral for a specified period of time of up to twenty-four (24) months, (ii) require the Company to pay to the Executive interest on the deferred amount at the rate of 5.0%, such interest to be paid together with the payment of the deferred amount at the conclusion of the deferral period, and (iii) provide for the forfeiture of the deferred amount together with any interest owing thereon in the event that the Executive voluntarily terminates his employment with the Company other than for reasons constituting Constructive Termination prior to the conclusion of the deferral period; and further provided, that payment of the deferred amount together with any interest owing thereon shall be made in a manner that is either exempt from, or in compliance with, Section 409A. Notwithstanding the foregoing, any and all deferred amounts hereunder together with the interest then owing thereon shall be paid to the Executive within ten (10) business days following his separation from service for any reason other than (i) a for Cause termination of the Executive’s employment with the Company, or (ii) voluntary termination by the Executive other than for reasons constituting Constructive Termination, and such payment shall be made in a manner that is either exempt from, or in compliance with, Section 409A.

EXHIBIT B

Long-Term Performance-Based Cash Incentive Plan

The Executive shall participate in a long-term performance-based cash incentive plan with any cash incentive amount earned under this plan to be determined based upon the achievement of distribution growth to the Partnership’s unitholders over the term of this Agreement, using the 3-year period from January 1, 2012 through December 31, 2014 and an annualized $2.00 per unit* distribution to unitholders as the baseline against which the Executive’s performance will be measured.  The cash incentive amount, if any, earned by the Executive under this plan would be determined and payable to the Executive in a lump sum payment by March 15, 2015 in accordance with payout grid(s) established by the Company’s Compensation Committee (the “Payout Grid”).  In the event of the Executive’s Death or Disability, or in the event of termination by the Company without Cause or termination by the Executive constituting Constructive Termination, prior to December 31, 2014, the Executive (or his estate, as the case may be) shall be entitled to receive a prorated cash incentive payment amount based upon the aggregate growth rate of distributions to the Partnership’s unitholders as of the Date of Termination (defined in the Agreement) and the Payout Grid, such prorated cash incentive payment amount to be paid within 74 days following the Executive’s Date of Termination.

At all times during the Term, the Compensation Committee reserves the right to prospectively adjust the Payout Grid to take into account specified nonrecurring, noncash items of income or expense that are anticipated to result from an acquisition by the Partnership and its Subsidiaries, which nonrecurring, noncash items are projected to occur in the first year following such acquisition and are not included in the ongoing cash flows of the Partnership and its Subsidiaries; provided, that any such adjustments to the Payout Grid shall be determined by the Compensation Committee in good faith after consultation with the Partnership’s general counsel and shall be discussed with the Executive prior to the consummation of the acquisition.  In the event of any such adjustments, the Payout Grid shall be adjusted within sixty (60) days following the consummation of the acquisition in respect of which the adjustments are being made.

*In the event that the distribution to the Partnership’s unitholders in respect of the fourth quarter of 2011 is increased to an annualized per unit rate greater than $2.00, the baseline against which the Executive’s performance will be measured shall be increased accordingly.

EXHIBIT C

Long-Term Equity-Based Incentive Plan

Performance-Restricted Units

Executive shall participate in the Company’s Long-Term Equity-Based Incentive Plan (the “Plan”) throughout the term of the Employment Agreement.  The Company’s Compensation Committee shall determine whether and in what amounts to grant the Executive Performance-Restricted Units, Phantom Units or some functional equivalent of Global Partners LP, and shall establish the terms and conditions of such grants, including the timing of the grants, the vesting periods, if any, and any applicable milestones, all in accordance with the Plan and in compliance with Section 409A of the Code and any successor statute, regulation or guidance thereunder.

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